Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements on Form S-3 and Form S-8 of our reports dated February 28, 2018, relating to the consolidated financial statements of Fifth Third Bancorp and subsidiaries (the “Bancorp”), and the effectiveness of the Bancorp’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Bancorp for the year ended December 31, 2017:

Form S-8	Form S-3
No. 33-34075	No. 33-54134
No. 333-52182	No. 333-165689
No. 333-52188	No. 333-187546
No. 333-58249	No. 333-210429
No. 333-58618
No. 333-72910
No. 333-114001
No. 333-116535
No. 333-119280
No. 333-147192
No. 333-147533
No. 333-157687
No. 333-158742
No. 333-175258
No. 333-197320
No. 333-214542
No. 333-215865
No. 333-217354

Cincinnati, Ohio

February 28, 2018